EXHIBIT 10.6
Amendment No. 1
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Agreement”) effective as of October 12, 2006, by and between William A. Mathies (“Mr. Mathies”) and Sun Health Specialty Services, Inc., a New Mexico corporation (“SHSS”);

WHEREAS, SHSS is a wholly owned subsidiary of SunBridge Healthcare Corporation (“SunBridge” or “Company”) which is a wholly owned subsidiary of Sun Healthcare Group, Inc. (“SHG”);

WHEREAS, SunBridge and its direct and indirect subsidiaries (collectively, “the LTC subsidiaries”) provide inpatient services throughout the United States, in many instances under the “SunBridge” trade name;

WHEREAS, SHSS has Services Agreements with the LTC subsidiaries to provide employees, including Mr. Mathies, to the LTC subsidiaries;

WHEREAS, effective January 1, 2006, Mr. Mathies was appointed President and Chief Operating Officer of SunBridge, the other LTC subsidiaries and SHG Services, Inc., the subsidiary of SHG that is a holding company for other operating subsidiaries of SHG that are not LTC subsidiaries (“SHG Services”); and

WHEREAS, SHSS and Mr. Mathies entered into an Employment Agreement dated as of February 28, 2002 (the “Employment Agreement”), and they desire to amend the Employment Agreement on the terms and conditions (including the terms and conditions of his bonus eligibility, as approved by the Compensation Committee of the Board of Directors of SHG on March 28, 2006) set forth below (capitalized terms used in this Agreement without definition shall have the meanings provided in the Employment Agreement).

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Mr. Mathies and SHSS agree as follows:

1.    Section 2 of the Employment Agreement is hereby amended and restated as follows:

Section 2: Duties and Responsibilities. Mr. Mathies shall devote his full employment time, efforts, skills and attention exclusively to advancing and rendering profitable the business interests of SunBridge, the other LTC subsidiaries and SHG Services by serving as President and Chief Operating Officer thereof.

2.    Section 3(b) of the Employment Agreement is hereby amended and restated as follows:

(b) Cash Bonus/Incentive Compensation. In addition to the Base Salary provided for in Section 3(a) above, Mr. Mathies shall be eligible to receive an annual bonus (“Bonus”) in accordance with Schedule A hereto, as it may be amended from time to time by the Compensation Committee of the Board of Directors of SHG; provided, however, that no amendment shall be effective if it reduces the potential amount of the Bonus, when compared to the prior year, unless such amendment has been agreed to in writing by Mr. Mathies. Such Bonus shall be payable at the same time as other annual bonuses are paid to senior management personnel. Subject to the provisions of Section 6(b) and Section 6(d), in order to have earned and to be paid any such Bonus, Mr. Mathies must be employed by SHSS or one of its affiliates on the date of such payment. It is intended that the Bonus described in this Section 3(b) qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code, to the extent necessary to preserve the Company’s ability to deduct such bonus.

3.    Section 7(b), Section 7(c), Section 7(d) and Section 7(e) of the Employment Agreement are hereby amended and restated as follows:

(b) Determination of Gross-Up Payment. Subject to the provisions of Section 7(c), all determinations required under this Section 7, including whether a Gross-Up Payment is required, the amount of the payments constituting parachute payments, and the amount of the Gross-Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to SHG and Mr. Mathies within fifteen business days of Mr. Mathies’ date of termination or any other date reasonably requested by SHG or Mr. Mathies on which a determination under Section 7 is necessary or advisable. Within five days of the receipt by Mr. Mathies and SHG of the Accounting Firm’s determination of the initial Gross-Up Payment, SHG shall pay the amount of such Gross-Up Payment to the applicable taxing authorities for the benefit of Mr. Mathis. If the Accounting Firm determines that no Excise Tax is payable by Mr. Mathies, SHG shall cause the Accounting Firm to provide Mr. Mathies and SHG with an opinion that SHG has substantial authority under the Internal Revenue Code and regulations thereunder not to report an Excise Tax on Mr. Mathies’ federal income tax return. Any determination by the Accounting Firm shall be binding upon Mr. Mathies and SHG. If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by Mr. Mathies with respect to any payment (hereinafter an “Underpayment”), SHG, after exhausting its remedies under Section 7(c) below, shall promptly pay to the applicable taxing authorities for the benefit of Mr. Mathies (or directly to Mr. Mathies in the event Mr. Mathies previously paid the related tax amounts) an additional Gross-Up Payment in respect of the Underpayment.

(c)   Procedures. Mr. Mathies shall notify SHG in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by SHG of a Gross-Up Payment. Such notice shall be given as soon as practicable after Mr. Mathies knows of such claim and Mr. Mathies shall apprise SHG of the nature of the claim and the date on which the claim is requested to be paid. Mr. Mathies agrees not to pay the claim until the expiration of the thirty-day period following the date on which Mr. Mathies notifies SHG, or such shorter period ending on the date the taxes with respect to such claim are due (the "Notice Period"). If SHG notifies Mr. Mathies in writing prior to the expiration of the Notice Period that it desires to contest the claim, Mr. Mathies shall: (i) give SHG any information reasonably requested by SHG relating to the claim; (ii) take such action in connection with the claim as SHG may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by SHG and reasonably acceptable to Mr. Mathies; (iii) cooperate with SHG in good faith in contesting the claim; and (iv) permit SHG to participate in any proceedings relating to the claim. Mr. Mathies shall permit SHG to control all proceedings related to the claim and, at its option, permit SHG to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by SHG, Mr. Mathies agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as SHG shall determine; provided, however, that if SHG directs Mr. Mathies to pay such claim and pursue a refund, SHG shall pay such claim on Mr. Mathies’ behalf (the "Claim Payment"). SHG’s control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Mr. Mathies shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority. If SHG does not notify Mr. Mathies in writing prior to the end of the Notice Period of its desire to contest the claim, SHG shall pay to the applicable taxing authorities on Mr. Mathies’ behalf an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim. Any Gross-Up Payment shall be made without additional tax consequences to Mr. Mathies.

(d)   Repayments. If, after a Claim Payment is made by SHG, Mr. Mathies becomes entitled to a refund with respect to the claim to which such Claim Payment relates, Mr. Mathies shall pay SHG the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after a Claim Payment is made by Sun, a determination is made that Mr. Mathies shall not be entitled to any refund with respect to the claim and SHG does not promptly notify Mr. Mathies of its intent to contest the denial of refund, then the amount of the Claim Payment shall offset the amount of the additional Gross-Up Payment then owing to Mr. Mathies.

(e) Further Assurances. SHSS shall indemnify Mr. Mathies and hold him harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by Mr. Mathies with respect to the exercise by SHG of any of its rights under Section 7, including, without limitation, any Losses related to SHG’s decision to contest a claim or any imputed income to him resulting from any Claim Payment or action taken on Mr. Mathies’ behalf by SHSS hereunder. SHSS shall pay all legal fees and expenses incurred under Section 7 and shall promptly reimburse Mr. Mathies for the reasonable expenses incurred by him in connection with any actions taken by SHSS or SHG or required to be taken by Mr. Mathies hereunder. SHSS shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 7(b).

4.    Except for the changes set forth herein, the Employment Agreement shall remain in full force and effect.

5.     Miscellaneous.

(a)
Amendments, Waivers, Etc. Except as otherwise provided herein, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)
Entire Agreement. The Employment Agreement, as amended by this Agreement, sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Employment Agreement, as amended hereby, and the Employment Agreement, as so amended, shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

(c)
Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

[Signatures Commence on Immediately Following Page]

The parties hereto have executed this Agreement as of the date first above written.

  /s/ William A. Mathies                                        October 12, 2006
William A. Mathies

SUN HEALTH SPECIALTY SERVICES, INC.

By /s/ Michael Newman                        October 12, 2006
Its Vice President

Schedule A

Mr. Mathies shall be eligible to receive a Bonus for any fiscal year based on the criteria set forth below. There are two components to his Bonus: EBITDA and EVC, which are defined and outlined below. In the event performance thresholds are met as outlined below, his minimum bonus shall be no less than 10% of his Base Salary, and his maximum Bonus shall not exceed 120% of his Base Salary.

1.     Mr. Mathies shall be eligible for a payment of up to 60% of his Base Salary based on earnings before interest, taxes, depreciation and amortization of Sun (“EBITDA”), as published by Sun in its press release announcing financial results for the year in which the Base Salary was earned, but excluding the effect of actuarial adjustments for self-insurance for general and professional liability. The Compensation Committee reserves the right to make adjustments to the calculation, including the inclusion or exclusion of discontinued operations. The Compensation Committee shall establish the EBITDA target each year. The EBITDA component of the Bonus shall be paid based upon actual EBITDA attained as a percentage of the target EBITDA as follows: if actual EBITDA is less than 95% of target EBITDA, the amount of this component will be zero; if actual EBITDA is 95% of target EBITDA, the amount will be 5% of Base Salary; if actual EBITDA is 100% of target EBITDA, the amount will be 25% of Base Salary (if actual EBITDA is greater than 95% but less than 100% of target EBITDA, the amount will be pro rated between 5% and 25% of Base Salary); and if actual EBITDA is 120% (or greater) of target EBITDA, the amount will be 60% of Base Salary (if actual EBITDA is greater than 100% but less than 120% of target EBITDA, the amount will be pro rated between 25% and 60% of Base Salary).

2.     Mr. Mathies shall be eligible for a payment of up to 60% of his Base Salary based on equity value creation (“EVC”). EVC shall be calculated as follows (such calculations to be based on the audited consolidated financial statements of SHG for the year in which the Base Salary was earned): (i) 9.0 x EBITDA (as calculated above), (ii) less long-term debt, including the current portion, (iii) plus unrestricted cash, (iv) less 25% of accrued self-insurance obligations, including the current portion and net of restricted cash; provided, however, that the Compensation Committee reserves the right to exclude discontinued operations and to require pro forma calculations of EVC to take into account acquisitions, divestitures and material restructurings. The Compensation Committee shall establish the EVC targets each year. The EVC component of the Bonus shall be paid based upon the actual EVC attained as a percentage of the target EVC, as follows: if actual EVC is less than 90% of target EVC, the amount of this component will be zero; if actual EVC is 90% of target EVC, the amount will be 5% of Base Salary; if actual EVC is 100% of target EVC, the amount will be 25% of Base Salary (if actual EVC is greater than 90% but less than 100% of target EVC, the amount will be pro rated between 5% and 25% of Base Salary); and if actual EVC is 140% (or greater) of target EVC , the amount will be 60% of Base Salary (if actual EVC is greater than 100% but less than 140% of target EVC, the amount will be pro rated between 25% and 60% of Base Salary).